Exhibit 99.1
For Immediate Release
ABM INDUSTRIES COMPLETES SALE OF AMTECH LIGHTING
NEW YORK, NY — October 31, 2008 — ABM Industries Incorporated (NYSE: ABM) today announced completion of the previously announced sale of its Amtech Lighting Services business to Sylvania Lighting Services, a subsidiary of OSRAM SYLVANIA.
“We are very pleased that we have successfully completed this transaction with Sylvania, which will benefit both of our organizations,” said Henrik Slipsager, president and chief executive officer of ABM Industries. “This sale strengthens our balance sheet and allows us to focus strategically on our core businesses, while providing Amtech’s employees the opportunity to join what will now be the country’s most comprehensive lighting services organization.”
On August 29, 2008, the Company entered into an agreement to sell substantially all of the operating assets of Amtech Lighting Services. Proceeds from the sale of the lighting business, as well as amounts anticipated to be realized over time from retained assets, primarily accounts receivable, are expected to yield approximately $70 million to $75 million for the Company.
About ABM Industries
ABM Industries Incorporated (NYSE:ABM) and its subsidiaries (“ABM”) are among the leading providers of facility services in the United States. With fiscal 2007 revenues in excess of $2.8 billion and more than 105,000 employees, ABM provides janitorial, parking, security, engineering and lighting services for thousands of commercial, industrial, institutional and retail facilities across the United States and British Columbia, Canada. The ABM Family of Services includes ABM Janitorial Services; ABM Engineering Services; ABM Facility Services; Ampco System Parking; and ABM Security Services.
Cautionary Statement under the Private Securities Litigation Reform Act of 1995
This press release contains forward-looking statements that set forth management’s current views and are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied in these statements. Factors which could cause actual results to differ include, but are not limited to, an inability to collect accounts receivable retained by the Company in connection with the sale of its lighting business, which could result in the Company realizing less than anticipated amounts over time from retained assets, which primarily consist of accounts receivable. We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise. Other factors that could cause or contribute to actual results differing materially from such forward- looking statements are discussed in greater detail in the Company’s Securities and Exchange Commission filings.
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Contact:
ABM Industries Incorporated
Tony Mitchell (Vice President, Corporate Communications)
(212) 297-9828 or e-mail: tony.mitchell@abm.com